Amendment no. 2 To pricing supplement dated November 6, 2023 to prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement Nos. 333-270004 and 333-270004-01 Dated January 2, 2024 Rule 424(b)(3)

JPMorgan Chase Financial Company LLC

Fixed to Floating Rate Notes Linked Inversely to the 10-Year U.S. Dollar SOFR ICE Swap Rate due November 9, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The section entitled “Comparable Yield and Projected Payment Schedule” in the pricing supplement dated November 6, 2023, related to the notes referred to above (the “pricing supplement”), as amended by amendment no. 1 dated December 8, 2023, is amended, restated and superseded in its entirety by the following. This amendment supersedes and replaces the amendment no. 1 in its entirety.

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 5.36%, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments:

Payment Dates	Projected Payment Amounts
February 9, 2024	$13.13
May 9, 2024	$13.13
August 9, 2024	$13.13
November 12, 2024	$13.13
February 10, 2025	$12.78
May 9, 2025	$13.21
August 11, 2025	$13.51
November 10, 2025	$13.68
February 9, 2026	$13.81
May 11, 2026	$13.83
August 10, 2026	$13.83
November 9, 2026	$1,013.82

The amounts you actually receive on any Interest Payment Date, at maturity or upon any earlier sale or exchange of your notes will affect your income for that year, as described under “Material U.S. Federal Income Tax Consequences” in the pricing supplement.

In addition, assuming a quarterly accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
November 9, 2023 through December 31, 2023	$7.57	$7.57
January 1, 2024 through December 31, 2024	$53.35	$60.93
January 1, 2025 through December 31, 2025	$53.91	$114.83
January 1, 2026 through November 9, 2026	$46.13	$160.97

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of any payment that we will make on the notes. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described under “Material U.S. Federal Income Tax Consequences” in the pricing supplement.

CUSIP:	48133WV62

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-1 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement and prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

• Pricing supplement dated November 6, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023084820/ea165165_424b2.htm

• Product supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

• Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf